Annual
            Report
SEPTEMBER 30, 1999


                                [TIP FUNDS LOGO OMITTED]


-------------------------------------------------------------------------------
                          TIP Target Select Equity Fund
-------------------------------------------------------------------------------

CONTENTS
--------------------------------------------------------------------------------

 2  Total Returns and Fund Investment Objective
 3  Letter to Shareholders
 7  Schedule of Investments
13  Notes to Financial Statements
16  Report of Independent Auditors
17  Notice to Shareholders


TIP FUNDS
--------------------------------------------------------------------------------

     The TIP Funds offer the TIP Target Select Equity Fund, a no-load mutual fund for individual and institutional investors. The minimum initial investment in the TIP Target Select Equity Fund for regular accounts is $2,500 and $2,000 for individual retirement accounts. The minimum amount for subsequent investments is $500.

     Turner Investment Partners, Inc., based in Berwyn, Pennsylvania, serves as the investment adviser to the fund. The firm, founded in 1990, invests in equity, fixed-income, and balanced portfolios on behalf of individuals and institutions.

     Along with Turner, Chartwell Investment Partners, Clover Capital Management Company, Inc., and Penn Capital Management Company, Inc. currently serve as subadvisers to the TIP Target Select Equity Fund.

     Chartwell Investment Partners, based in Berwyn, Pennsylvania, was founded in 1997. A team of investment professionals manages the portion of the fund's assets allocated to Chartwell.

     Clover Capital Management, based in Pittsford, New York, was founded in 1984. Michael Edward Jones, managing director and one of the firm's founders, will manage the portion of the fund's assets entrusted to Clover. As of September 30, 1999, Clover is not managing any assets of the fund.

     Penn Capital Management Company, based in Cherry Hill, New Jersey, was founded in 1987. The firm was founded by Richard A. Hocker, who is the chief investment officer and the portfolio manager of the portion of the fund's assets managed by Penn Capital.


SHAREHOLDER SERVICES
--------------------------------------------------------------------------------

     The TIP Funds shareholders receive annual and semiannual reports and monthly account statements. Shareholders who have questions about their accounts may call a toll-free telephone number, 1-800-224-6312. Or they may write to TIP Funds, P.O. Box 419805, Kansas City, Missouri 64141.

TOTAL RETURNS*
--------------------------------------------------------------------------------

Periods ended September 30, 1999

                                                                                            Annualized
                                                                       One-Year              Inception
                                                                        Return               to Date**
                                                                       --------             ----------
TIP Target Select Equity Fund                                            80.04%               42.77%
S&P 500 Composite Index                                                  27.80                18.95
Lipper Multi-Cap Growth Funds Classification                             41.46                23.48



*Past performance cannot guarantee future results. The investment return and principal value of an investment will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

**The inception date for the TIP Target Select Equity Fund is January 1, 1998.


FUND INVESTMENT OBJECTIVE
--------------------------------------------------------------------------------
     The TIP Target Select Equity Fund seeks long-term growth of capital. It invests primarily in U.S. stocks. Each investment firm chosen to manage assets in the fund invests in a maximum of 20 stocks and as few as 10 stocks that it believes have the greatest return potential. Such a focused stock-selection process permits the firms to act on only the investment ideas that they think are the strongest. In the process, the fund provides two levels of diversification: diversification in total holdings and diversification in investment styles.

TO OUR SHAREHOLDERS:
--------------------------------------------------------------------------------

The fiscal year ended September 30, 1999 was a very good one for the TIP Target Select Equity Fund, which produced a total return of 80.04%. By comparison, the S&P 500 Index recorded a total return of 27.80%. All three components of the fund performed well, led by the growth-oriented style of Turner Investment Partners.

     The fiscal year began with a crisis in the global markets, as currency meltdowns in several emerging nations threatened to spread to the economies of their larger trading partners. However, strong and timely action by the Federal Reserve Board helped restore confidence to the domestic markets - which in turn helped to calm the waters globally.

     By December, 1998, the U.S. equity markets had regained much of what they had lost during the fall. However, many large-cap issues continued to suffer from the realities of lower earnings due to declines in key international markets.

     Partly because of these realities, market leadership shifted somewhat over the course of the year. For a brief time, cyclical industries such as basic materials, enjoyed their day in the sun after years of neglect. This contrarian rally was inspired by modest rises in the prices of certain commodities, and by price-earnings ratios that appeared positively quaint in today's environment. However, most of these stocks soon moved back into the shade after investors recognized that growth, not value, would remain the theme of this historic era.

     The year also witnessed a more convincing rally among many smaller-cap growth issues, whose attributes had too long been ignored. Many of these issues share the characteristics of their larger counterparts, including dynamic earnings growth, innovative products/services, and solid franchises. And since the small- and mid-cap growth sectors represent a large component of our fund, we are pleased to note that the resurgence in these issues has continued to build.

Seeking the "best of the best."

     Through the multi-manager approach of the TIP Target Select Equity Fund, we benefit from the perspectives and skills of three outstanding investment firms:
Turner Investment Partners, Chartwell Investment Partners, and Penn Capital Management Company.

Each firm is asked to select the most promising securities on their respective radar screens for inclusion in the portfolio, in an effort to represent the "best of the best" in each style. The following are brief summaries of our managers' accomplishments for the year:

Turner Investment Partners

     Turner Investment Partners continued to focus on growth stocks, with particular concentration on technology-oriented issues. The Turner portfolio is eclectic in nature, with a broad mixture of sectors and capitalization levels, and turns over frequently in response to market conditions.

     Turner's performance was enhanced by timely moves into Internet-related issues near the bottom of a mid-year cycle. From that bottom, these issues, which included America Online and Yahoo, appreciated substantially for the remainder of the fiscal year. Turner also took advantage of the increased market interest in telecommunications issues such as Qwest Communications, Level 3 Communications, and several telecom equipment providers.

Chartwell Investment Partners

     Chartwell continued to employ a strategy of investing in companies that can generate predictable earnings growth over the next 12 months; that can realize improvements in their fundamentals through new management, product innovation, turnaround strategies, or accelerated growth; and that can produce good returns on capital.

     In fiscal 1999, this strategy led Chartwell to invest in value-oriented issues within the financial services, basic materials, and capital goods sectors. Its best-performing stocks for the year included Canadian telecommunications holding company BCE, Midwestern utility company Illinova, specialty retailer The Limited, and medical instruments and supplies manufacturer Baxter International.

Penn Capital Management Company

     While Penn Capital Management Company employs a value-style investment approach, it has managed to find companies that are not only undervalued, but also fast-growing. As a result, the firm recorded outstanding results for the fiscal year.

     For example, Penn Capital identified two overlooked Canadian cell phone companies, Clearnet Communications and Microcell Telecommunications, that delivered huge gains for the year. In addition, their investment in Pegasus Communication, a leading provider of DirectTV satellite broadcast services to rural markets, performed extremely well.

     Penn Capital also benefited from takeovers of two portfolio holdings, International Comfort Products and Unilab Corporation. And it even enjoyed strong gains in more traditional value sectors such as energy, thanks to a substantial increase in oil prices during 1999.

Beyond Y2K, a healthy outlook.

     Looking ahead, we believe that the long-term bull market is still solidly intact, and that growth issues will continue to lead the way in the new millennium. In fact, we expect a resurgence of many technology issues once concerns over the so-called "Y2K" bug have become history. Over the past few years, companies have had to invest billions of dollars in repairing old software, drawing capital away from more forward-looking technology expenditures.

     We believe the TIP Target Select Fund is well positioned to take advantage of the market's future direction, with solid representation by both growth- and value- oriented issues.

     Further, we believe we have an outstanding group of investment teams to identify some of the best opportunities from the various segments of the market. Our teams are excited to be part of a fund with so many strong assets - both financial and human - and to be involved in a market of such historic dimensions. And we feel privileged to be employing our skills on behalf of you, our growing family of investors. We thank you for your continued confidence, and will do all we can to continue earning that confidence in the years ahead.



/s/ Robert E. Turner
---------------------
Robert E. Turner
Chairman and Chief Investment Officer
Turner Investment Partners, Inc.



/s/ Richard A. Hocker
---------------------
Richard A. Hocker
Portfolio Manager
Penn Capital Management Company, Inc.



/s/ Harold A. Ofstie
--------------------
Harold A. Ofstie
Portfolio Manager
Chartwell Investment Partners

        Comparison of Change in the Value of a $10,000 Investment in the
                    TIP Target Select Equity Fund, versus the
               S&P 500 Composite Index, and the Russell 3000 Index


              In the printed version of the document, a line graph
                appears which depicts the following plot points:

         Target   S&P      Russell
12/31/97 10000    10000    10000
Sep 98   10350    10603    10222
Sep 99   18634    13550    12912


   One      Annualized
   Year    Inception to
  Return       Date
  80.04%    42.77%(1)



These figures represent past performance. Past performance is no guarantee of future results.The investment return and principal value of an investment will fluctuate, so an investor's shares, when redeemed, may be worth more or less than their original cost.

(1)  The TIP Target Select Equity Fund began operations on January 1, 1998.

Schedule of Investments                                               TIP Funds
September 30, 1999


                                                 Market
TIP TARGET SELECT                                 Value
EQUITY FUND                         Shares        (000)
---------------------------------------------------------

Common Stocks (97.9%)
Aerospace & Defense (1.4%)
   BE Aerospace*                     2,195     $    26
                                               -------
Apparel/Textiles (3.5%)
   Dan River, Cl A*                  6,970          45
   Pillowtex                         2,660          20
                                               -------
                                                    65
                                               -------
Automotive & Truck Parts (1.4%)
   Exide                             2,600          25
                                               -------
Banks (2.0%)
   Seacoast Banking of Florida, Cl A   500          15
   U.S. Bancorp                        370          11
   Wells Fargo                         280          11
                                               -------
                                                    37
                                               -------
Broadcasting, Newspapers &
   Advertising (2.8%)
   Pegasus Communications*           1,125          51
                                               -------
Casinos & Gaming (0.5%)
   Starwood Hotels and Resorts
     Worldwide                         440          10
                                               -------
Chemicals (0.7%)
   Rohm & Haas                         330          12
                                               -------
Communications Equipment (8.0%)
   Ciena*                            1,150          42
   Nokia                               525          47
   Scientific-Atlanta                1,180          58
                                               -------
                                                   147
                                               -------
Computers & Services (2.5%)
   Cisco Systems*                      665          46
                                               -------
Drugs (1.3%)
   Rexall Sundown*                     850          10
   Warner Lambert                      210          14
                                               -------
                                                    24
                                               -------
Electrical Services (1.3%)
   Illinova                            445          12
   Montana Power                       405          12
                                               -------
                                                    24
                                               -------
Electronics (5.1%)
   Atmel*                            1,200          41
   Micron Technology                   790          53
                                               -------
                                                    94
                                               -------
Entertainment (1.2%)
   Argosy Gaming*                    1,680          22
                                               -------
Environmental Services (1.1%)
   Safety-Kleen*                     1,710          21
                                               -------
Financial Services (0.7%)
   Fannie Mae                          215          13
                                               -------
Food, Beverage & Tobacco (4.2%)
   Anheuser Busch                      675          47
   Dr. Pepper Bottling Holdings,
     Cl A*                           1,050          31
                                               -------
                                                    78
                                               -------
Gas/Natural Gas (4.1%)
   Enron                             1,100          45
   Sonat                               400          16
   Williams                            365          14
                                               -------
                                                    75
                                               -------
Insurance (0.4%)
   Hartford Financial Services         190           8
                                               -------
Internet Services (14.8%)
   America Online*                     575          60
   Internap Network Services*        1,160          52
   Netzero*                          2,100          55
   Priceline.com*                      800          52
   Yahoo*                              300          54
                                               -------
                                                   273
                                               -------
Machinery (0.7%)
   Eaton                               145          12
                                               -------

    The accompanying notes are an integral part of the financial statements.

Schedule of Investments                                                TIP Funds
September 30, 1999

                                                Market
TIP TARGET SELECT                   Shares       Value
EQUITY FUND (Concluded)              (000)       (000)
------------------------------------------------------

Medical Products & Services (8.8%)
   Bausch & Lomb                       550      $   36
   Caremark Rx*                      5,825          33
   Johnson & Johnson                   500          46
   Kensey Nash*                      1,260          20
   Laboratory of America
     Holdings*                       9,300          26
                                               -------
                                                   161
                                               -------
Miscellaneous Business
   Services (5.3%)
   Automatic Data Processing         1,065          48
   Pitney Bowes                        210          13
   Telespectrum Worldwide*           4,675          28
   Wackenhut                           635           9
                                               -------
                                                    98
                                               -------
Office Automation Equipment (0.7%)
   Xerox                               315          13
                                               -------
Oil Field Services (2.6%)
   Baker Hughes                      1,625          47
                                               -------
Petroleum & Fuel Products (6.2%)
   Patterson Energy*                 1,975          30
   Pool Energy Services*             2,945          72
   USX-Marathon Group                  399          12
                                               -------
                                                   114
                                               -------
Petroleum Refining (0.7%)
   Conoco*                             485          13
                                               -------
Retail (0.7%)
   The Limited                         335          13
   Too*                                  4          --
                                               -------
                                                    13
                                               -------
Semi-Conductors/Instruments (5.3%)
   JDS Uniphase*                       425          48
   Lam Research*                       800          49
                                               -------
                                                    97
                                               -------
Software & Programming (2.6%)
   Microsoft*                          520          47
                                               -------


                                  Shares/Face   Market
TIP TARGET SELECT                   Amount       Value
EQUITY FUND (Concluded)              (000)       (000)
------------------------------------------------------

Steel & Steel Works (1.3%)
   AK Steel Holding                  1,315      $   24
                                               -------
Telephones &
   Telecommunications (6.0%)
   AT&T                                225          10
   BCE                                 250          12
   Clearnet, Cl A*                   2,520          46
   Microcell Telecommunications*     3,315          43
                                                -------
                                                   111
                                               -------
Total Common Stocks
   (Cost $1,745)                                 1,801
                                               -------

Repurchase Agreement (1.9%)
   Morgan Stanley,
     5.00%, dated 09/30/99, matures
     10/01/99, repurchase price
     $34,960 (collateralized by
     U.S. Treasury Note, par value
     $33,702, 7.25%, 08/15/04,
     market value $35,771)              35          35
                                               -------
Total Repurchase Agreement
   (Cost $35)                                       35
                                               -------
Total Investments (99.8% )
   (Cost $1,780)                                 1,836
                                               -------
Other Assets and Liabilities, Net (0.2%)             3
                                               -------
Total Net Assets (100.0%)                      $ 1,839
                                               =======

*Non-income producing security
Cl -- Class

    The accompanying notes are an integral part of the financial statements.

Statement of Assets and Liabilities (000)                             TIP Funds
September 30, 1999

                                                                                     TIP Target
                                                                                    Select Equity
                                                                                        Fund
---------------------------------------------------------------------------------------------
Assets:
   Investment Securities at Value (Cost $1,780)................................        $1,836
   Receivable for Investment Securities Sold ..................................           157
   Other Assets ...............................................................            11
---------------------------------------------------------------------------------------------
     Total Assets ............................................................          2,004
---------------------------------------------------------------------------------------------
Liabilities:
   Payable for Investment Securities Purchased ...............................            165
---------------------------------------------------------------------------------------------
   Total Liabilities .........................................................            165
---------------------------------------------------------------------------------------------
Net Assets:
   Portfolio shares (unlimited authorization--no par value) based on
     107,088 outstanding shares of beneficial interest .......................          1,201
   Distributions in Excess of Net Investment Income............................            (3)
   Accumulated Net Realized Gain on Investments ..............................            585
   Net Unrealized Appreciation of Investments ................................             56
---------------------------------------------------------------------------------------------
     Total Net Assets ........................................................         $1,839
=============================================================================================
Net Asset Value, Offering Price, and Redemption Price Per Share ..............         $17.17
=============================================================================================


    The accompanying notes are an integral part of the financial statements.

Statement of Operations (000)                                         TIP Funds
September 30, 1999


                                                               TIP Target Select
                                                                  Equity Fund
                                                               -----------------


Investment Income:
   Dividends ........................................................   $   9
   Interest .........................................................       1
-----------------------------------------------------------------------------
     Total Investment Income.........................................      10
-----------------------------------------------------------------------------
Expenses:
   Investment Advisory Fees .........................................      14
   Investment Advisory Fee Waiver ...................................     (14)
   Administrator Fees ...............................................      85
   Custodian Fees ...................................................       5
   Transfer Agent Fees ..............................................       6
   Professional Fees ................................................      --
   Trustee Fees .....................................................       2
   Registration Fees ................................................       1
   Pricing Fees .....................................................      --
   Printing Fees ....................................................      17
   Amortization of Deferred Organizational Costs ....................       5
   Insurance and Other Fees .........................................      --
-----------------------------------------------------------------------------
     Total Expenses .................................................     121
-----------------------------------------------------------------------------
   Less: Reimbursements by Adviser...................................    (104)
-----------------------------------------------------------------------------
     Total Net Expenses .............................................      17
-----------------------------------------------------------------------------
         Net Investment Loss ........................................      (7)
-----------------------------------------------------------------------------
   Net Realized Gain From Securities Sold ...........................     603
   Net Unrealized Appreciation of Investment Securities .............     158
-----------------------------------------------------------------------------
   Net Realized and Unrealized Gain on Investments ..................     761
-----------------------------------------------------------------------------
   Net Increase in Net Assets Resulting From Operations .............   $ 754
-----------------------------------------------------------------------------
Amounts designated as "--" are either $0 or have been rounded to $0.


    The accompanying notes are an integral part of the financial statements.

Statement of Changes in Net Assets (000)                              TIP Funds

                                                                                        TIP Target
                                                                                    Select Equity Fund
                                                                               -------------------------
                                                                                  10/1/98         1/1/98
                                                                               thru 9/30/99   thru 9/30/98(1)
------------------------------------------------------------------------------------------------------------
Investment Activities:
   Net Investment Loss ................................................              $  (7)          $  --
   Net Realized Gain on Securities Sold ..............................                 603              70
   Net Unrealized Appreciation (Depreciation) of Investment Securities                 158            (102)
----------------------------------------------------------------------------------------------------------
     Net Increase (Decrease) in Net Assets Resulting from Operations                   754             (32)
----------------------------------------------------------------------------------------------------------
Distributions to Shareholders:
   Net Investment Income .............................................                  --              (1)
   Realized Capital Gain .............................................                 (83)             --
----------------------------------------------------------------------------------------------------------
     Total Distributions .............................................                 (83)             (1)
----------------------------------------------------------------------------------------------------------
Capital Share Transactions:
   Proceeds from Shares Issued .......................................                 473           1,272
   Proceeds from Shares Issued in Lieu of Cash Distributions .........                  83               1
   Cost of Shares Redeemed ...........................................                (354)           (274)
----------------------------------------------------------------------------------------------------------
     Increase in Net Assets From Capital Share Transactions ..........                 202             999
----------------------------------------------------------------------------------------------------------
     Total Increase in Net Assets ....................................                 873             966
----------------------------------------------------------------------------------------------------------
Net Assets:
     Beginning of Period .............................................                 966              --
----------------------------------------------------------------------------------------------------------
     End of Period(2) ................................................              $1,839           $ 966
==========================================================================================================
   Shares Issued and Redeemed:
   Issued ............................................................                  33             115
   Issued in Lieu of Cash Distributions ..............................                   8              --
   Redeemed ..........................................................                 (27)            (22)
----------------------------------------------------------------------------------------------------------
     Net Increase in Share Transactions ...............................                 14              93
----------------------------------------------------------------------------------------------------------

Amounts designated as "--" are either $0 or have been rounded to $0.

(1)  Commenced operations on January 1, 1998.
(2) Includes distributions in excess of net investment income of $(3) and $(1) as of September 30, 1999, and September 30, 1998, respectively.


    The accompanying notes are an integral part of the financial statements.

Financial Highlights                                                   TIP Funds
For a Share Outstanding Throughout each Period



                                                                                                                       Ratio of Net
          Net                                                           Net                        Net                  Investment
         Asset       Net    Realized and  Distributions Distributions   Asset                     Assets      Ratio       Income
         Value   Investment  Unrealized      from Net      from        Value                       End     of Expenses    (Loss)
       Beginning   Income    Gains on      Investment      Capital      End                      of Period  to Average  to Average
       of Period   (Loss)   Investments      Income         Gains     of Period  Total Return(1)  (000)    Net Assets  Net Assets
       --------- ---------- ------------  ------------- ------------- ---------  --------------- --------- ----------- -----------
-----------------------------
TIP Target Select Equity Fund
-----------------------------
1999     $10.34    (0.07)     7.80             --        (0.90)       $17.17       80.04%        $1,839       1.30%     (0.56)%
1998(2)  $10.00      --       0.35          (0.01)          --        $10.34        3.50%        $  966       1.30%*     0.02%*


                    Ratio of Net
         Ratio of    Investment
        Expenses    Income (Loss)
        to Average    to Average
       Net Assets     Net Assets  Portfolio
        (Excluding    (Excluding   Turnover
        Waivers)      Waivers)      Rate
       ----------- -------------  ---------
1999     10.19%        (9.45)%    1,279.40%
1998(2)  18.76%*      (17.44)%*     803.02%



  *  Annualized
(1)  Returns are for the period indicated and have not been annualized.
(2)  Commenced operations on January 1, 1998.

 Amounts designated as "--" are either $0 or have been rounded to $0.


    The accompanying notes are an integral part of the financial statements.

Notes to Financial Statements                                          TIP Funds
September 30, 1999


1.  Organization:

TIP Funds (the "Trust") a Massachusetts business trust, is registered under the Investment Company Act of 1940, as amended, as a diversified open-end management investment company with 19 portfolios. The financial statements included herein is for the TIP Target Select Equity Fund (the "Target Select Equity Fund") (the "Fund"). The financial statements of the remaining portfolios are presented separately. The assets of each fund are segregated, and a shareholder's interest is limited to the portfolio in which shares are held. The Fund's prospectus provides a description of the Fund's investment objectives, policies, and strategies. The Fund is non-diversified, and may therefore be invested in equity securities of a limited number of issues.


2.  Significant Accounting Policies:

The following is a summary of the significant accounting policies followed by the Fund.

     Security Valuation -- Investments in equity securities which are traded on a national exchange (or reported on the NASDAQ national market system) are stated at the last quoted sales price if readily available for such equity securities on each business day; other equity securities traded in the over-the-counter market and listed equity securities for which no sale was reported on that date are stated at the last quoted bid price.

     Federal Income Taxes -- It is the Fund's intention to qualify as a regulated investment company by complying with the appropriate provisions of the Internal Revenue Code of 1986, as amended. Accordingly, no provision for Federal income taxes is required.

     Security Transactions and Related Income -- Security transactions are accounted for on the date the security is purchased or sold (trade date). Dividend income is recognized on the ex-dividend date, and interest income is recognized on the accrual basis. Costs used in determining realized gains and losses on the sales of investment securities are those of the specific securities sold during the respective holding period.

     Net Asset Value Per Share -- The net asset value per share of the Fund is calculated on each business day, by dividing the total value of the Fund's assets, less liabilities, by the number of shares outstanding.

     Repurchase Agreements -- Securities pledged as collateral for repurchase agreements are held by the custodian bank until the respective agreements mature. Provisions of the repurchase agreements ensure that the market value of the collateral, including accrued interest thereon, is sufficient in the event of default of the counterparty. If the counterparty defaults and the value of the collateral declines or if the counterparty enters an insolvency proceeding, realization of the collateral by the Fund may be delayed or limited.

     Expenses -- Expenses that are directly related to the Fund are charged to the Fund. Other operating expenses of the Trust are prorated to the funds on the basis of relative daily net assets.

Notes to Financial Statements (Continued)                             TIP Funds
September 30, 1999


     Distributions to Shareholders -- Distributions from net investment income are declared and paid to Shareholders on a quarterly basis. Any net realized capital gains on sales of securities are distributed to Shareholders at least annually.

     Dividends from net investment income and distributions from net realized capital gains are determined in accordance with U.S. Federal income tax regulations. Certain book/tax differences are either temporary or permanent in nature. To the extent these differences are permanent, they are charged or credited to paid-in-capital or accumulated net realized gain, as appropriate, in the period that the differences arise.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reported period. Actual results could differ from those estimates.

3.   Organization Costs and Transactions with Affiliates:
Organization costs have been capitalized by the Fund and are being amortized over a period of sixty months. In the event any of the initial shares of a Fund are redeemed by any holder thereof during the period that such Fund is amortizing its organizational costs, the redemption proceeds payable to the holder thereof by the Fund will be reduced by the unamortized organizational costs in the same ratio as the number of initial shares outstanding at the time of redemption.

Certain officers of the Trust are also officers of SEI Investments Mutual Funds Services (the "Administrator") and/or SEI Investments Distribution Co. (the "Distributor"). Such officers are paid no fees by the Trust for serving as officers and trustees of the Trust.

4.  Administration, Shareholder Servicing, and Distribution Agreements:
The Trust and the Administrator are parties to an agreement under which the Administrator provides management and administrative services for an annual fee of 0.09% of the average daily net assets of the Trust up to $250 million, 0.07% on the next $250 million, 0.06% on the next $250 million, 0.05% on the next $1.25 billion, and 0.04% of such assets in excess on $2 billion. There is a minimum annual fee of $65,000 per Fund payable to the Administrator for services rendered to the Fund under the Administration Agreement. The Administrator may, at its sole discretion waive all or a portion of its fees.

DST Systems, Inc., (the "Transfer Agent"), serves as the transfer agent and dividend disbursing agent for the Fund under a transfer agency agreement with the Trust.

The Trust and the Distributor are parties to a Distribution Agreement dated April 28, 1996. The Distributor receives no fees for its distribution services under this agreement.

Notes to Financial Statements (Concluded)                              TIP Funds
September 30, 1999

5.  Investment Advisory Agreement:
The Trust and Turner Investment Partners, Inc. (the "Adviser") are parties to an Investment Advisory Agreement dated April 30, 1996, under which the Adviser receives an annual fee equal to 1.05% of the average daily net assets of the Target Select Equity Fund. The Fund currently has three Sub-Advisers--Chartwell Investment Partners, Clover Capital Management, Inc., and Penn Capital Management, Inc. (each a "Sub-Adviser" and collectively, the "Sub-Advisers"). Each Sub-Adviser manages a portion of the Fund's assets, which allocation is determined by the Trustees upon the recommendation of the Adviser. As of September 30, 1999, Clover Capital Management did not manage any assets of the Fund. For its services, each of the Sub-Advisers is entitled to receive a fee from Turner Investment Partners, which is calculated daily and paid monthly, at an annual rate of .80% of the average daily net assets of the Fund allocated to them. The Adviser has voluntarily agreed to waive all or a portion of its fees and to reimburse expenses of the Target Select Equity Fund in order to limit its total operating expenses (as a percentage of average daily net assets on an annualized basis) to not more than 1.30%. Fee waivers and expense reimbursements are voluntary and may be terminated at any time.

6.  Investment Transactions:
The total cost of security purchases and the proceeds from security sales, other than short-term investments, for the period ended September 30, 1999, are as follows (000):

                                         TIP Target
                                     Select Equity Fund
                                     ------------------
Purchases ........................       $16,945
Sales ............................        16,914

At September 30, 1999, the total cost of securities for Federal income tax purposes was $1,800,566. The aggregate gross unrealized appreciation and depreciation for securities held by the Fund at September 30, 1999, is as follows (000):
                                         TIP Target
                                     Select Equity Fund
                                     ------------------
Aggregate gross unrealized appreciation    $152
Aggregate gross unrealized depreciation    (139)
                                           ----
Net unrealized appreciation ........       $ 13
                                           ====


7.  Line of Credit:
Pursuant to a credit agreement dated May 21, 1997, First Union National Bank provides an uncommitted line of credit to the Turner Funds, Portfolios of the TIP Funds, for short-term or emergency purposes, such as funding shareholder redemptions. These loans are for the respective benefit of and repayable from the respective assets of the Turner Funds. The aggregate principal amount of all borrowings may not exceed 10% of the Turner Funds, net assets and the maximum principal amount that the Bank will loan is $10,000,000. Borrowings under the line of credit are charged interest based on the federal funds rate determined at the date of borrowing and are secured by investment securities of the borrowing portfolio. Each Turner Fund is individually, and not jointly, liable for its particular advances under the line. There is no commitment fee on the unused portion of the line of credit. There were no borrowings under the line of credit during the period ended September 30, 1999.

Report of Independent Auditors                                        TIP Funds


To the Shareholders and Board of Trustees
TIP Funds -- TIP Target Select Equity Fund

     We have audited the accompanying statement of assets and liabilities of the TIP Funds - TIP Target Select Equity Fund, including the schedule of investments, as of September 30, 1999, and the related statement of operations and the statements of changes in net assets and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 1999, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the TIP Funds - TIP Target Select Equity Fund at September 30, 1999, the results of its operations and the changes in its net assets and its financial highlights each of the periods indicated therein, in conformity with generally accepted accounting principles.


                                    /s/ Ernst & Young LLP
                                    ---------------------
                                        Ernst & Young LLP


Philadelphia, Pennsylvania
November 8, 1999

                             Notice to Shareholders
                                       of
                             TIP Target Select Funds
                                   (Unaudited)


For shareholders that do not have a September 30, 1999 tax year end, this notice is for informational purposes only. For shareholders with a September 30, 1999, please consult your tax advisor as to the pertinence of this notice. For the fiscal year ended September 30, 1999, each portfolio is designating the following items with regard to distributions paid during the year.

                                            Long Term
                                            (20% Rate)           Ordinary
                                           Capital Gain           Income           Tax Exempt
           Portfolio                       Distributions       Distributions        Interest
           ----------                      -------------       -------------       ----------
TIP Target Select Equity Fund ..........       0.00%               100.00%           0.00%



                                               Total            Qualifying
           Portfolio                       Distributions       Dividends (1)
           ---------                       -------------       -------------
TIP Target Select Equity Fund ..........      100.00%             3.65%


----------

(1) Qualifying dividends represent dividends which qualify for the corporate dividends received deduction and is reflected as a percentage of "Ordinary Income Distributors".

                                      NOTES

Trust
TIP Funds
P.O. Box 419805
Kansas City, MO 64141-6805

Investment Adviser
Turner Investment Partners, Inc.

Subadvisers
Chartwell Investment Partners
Clover Capital Management, Inc.
Penn Capital Management Company, Inc.

Distributor
SEI Investments Distribution Co.

Administrator
SEI Investments Mutual Funds Services

Legal Counsel
Morgan, Lewis & Bockius LLP

Independent Auditors
Ernst & Young LLP


 [TURNER LOGO OMITTED]


  TURNER
  -------------------------
  INVESTMENT PARTNERS, INC.


To open an account, receive account information, make inquiries, or request literature:
1-800-224-6312



This report was prepared for shareholders in the TIP Target Select Equity Fund. It may be distributed to others only if preceded or accompanied by a Prospectus, which contains detailed information.








TIP-F-007-02